UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 8, 2013

	Exact name of registrant as specified	I.R.S.
	in its charter, state of incorporation,	Employer
Commission	address of principal executive offices,	Identification
File Number	telephone	Number

1-16305	PUGET ENERGY, INC.	91-1969407
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363

1-4393	PUGET SOUND ENERGY, INC.	91-0374630
A Washington Corporation
10885 - N.E. 4th Street, Suite 1200
Bellevue, Washington 98004-5591
(425) 454-6363
 ___________

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 5.02	Departure of Directors and Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 8, 2013, the sole shareholders of Puget Energy, Inc. and Puget Sound Energy, Inc. (together, the "Companies") appointed and elected Drew Murphy to the Boards of Directors of the Companies (the “Boards”).  Mr. Murphy was appointed to replace John McMahon, who resigned from the Boards effective the same day. Mr. Murphy will serve on the Audit Committee of each of the Companies.

Mr. Murphy is currently a Senior Managing Director at Macquarie Infrastructure and Real Assets Inc. (“MIRA”), which position he has held since January 2013. Prior to joining MIRA, Mr. Murphy was an Executive Vice President of NRG Energy, Inc., a power and energy company, from December 2006 through November 2012 and served in several roles during that time, including head of the Strategy and M&A team (from August 2011 to November 2012), President of NRG's Northeast Region (from February 2009 to July 2011) and General Counsel (from December 2006 to February 2009). Mr. Murphy also currently serves on the boards of directors of the American Council on Renewable Energy (ACORE) and the Regional Plan Association.

Mr. Murphy was selected by Macquarie Infrastructure Partners II, AIV, L.P. on behalf of MIP II Washington Holdings, L.P. and Padua MG Holdings LLC (collectively, “Macquarie”) and pursuant to the Amended and Restated Bylaws of each of the Companies, will serve as an Owner Director on their respective Boards of Directors. Mr. Murphy will not receive any director compensation from the Companies for his service as a Director, but will be reimbursed for out-of-pocket expenses. Mr. Murphy and an affiliate of Macquarie are parties to an arrangement whereby, among other things, the affiliate has agreed to compensate Mr. Murphy for his service as a director or manager, as applicable, on the Boards of the Companies or any of their affiliates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PUGET ENERGY, INC.

PUGET SOUND ENERGY, INC.

Dated: May 8, 2013	By: /s/ Michael J. Stranik
Michael J. Stranik Controller and Principal Accounting Officer